Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Advances Strategic Priorities
Simultaneously addressing loss cost inflation

NORTHBROOK, Ill., February 2, 2022 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2021.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2021	2020	% / pts Change	2021	2020	% / pts Change
Consolidated revenues	$13,011	$10,962	18.7%	$50,588	$41,909	20.7%
Net income applicable to common shareholders	790	2,598	(69.6)	1,485	5,461	(72.8)
per diluted common share	2.73	8.45	(67.7)	4.96	17.31	(71.3)
Adjusted net income*	796	1,592	(50.0)	4,033	4,510	(10.6)
per diluted common share*	2.75	5.18	(46.9)	13.48	14.29	(5.7)
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				5.8%	21.0%	(15.2)
Adjusted net income*				16.9%	19.2%	(2.3)
Common shares outstanding (in millions)				280.6	304.2	(7.8)
Book value per common share				81.52	91.50	(10.9)
Property-Liability combined ratio
Recorded	98.9	84.0	14.9	95.9	87.6	8.3
Underlying combined ratio*	91.3	79.1	12.2	86.2	79.4	6.8
Property-Liability insurance premiums earned	10,390	8,884	17.0	40,454	35,580	13.7
Catastrophe losses	528	424	24.5	3,339	2,811	18.8
Shelter-in-Place Payback expense	—	—	—	29	948	(96.9)
Total policies in force (in thousands)				190,945	173,871	9.8
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“We made significant progress on strategic initiatives in 2021,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “The life and annuities businesses were divested for $4.4 billion. The $4.0 billion acquisition of National General increased auto insurance market share, lowered costs and created a strong independent agent platform. It also provided growth platforms for the Health and Benefits business and expanded Arity’s marketing services. Allstate Protection Plans expanded relationships with retailers, and into appliance and furniture protection. The transformation of Allstate’s personal property-liability business model made significant progress which will create higher growth by reducing expenses, expanding customer access and using technology to provide affordable, simple and connected protection.”

"These strategic actions position Allstate for sustainable growth while addressing the inflationary impact on auto insurance prices and returns,” continued Wilson. “Fourth quarter revenues were 18.7% above the prior year, reflecting about a 1 percentage point increase in auto insurance market share, increased investment income and growth in protection plans. Revenues for the full year were $50.6 billion, 20.7% above the prior year, largely reflecting a 9.8% increase in policies in force and higher investment income. Net income was $790 million as excellent results from homeowners insurance and performance-based investments were partially offset by lower auto insurance underwriting income. We are adapting to higher auto claim costs by raising premiums with Allstate brand implemented rate increases in the quarter at 2.9% of countrywide premiums, reducing expenses and managing loss costs. Adjusted net income* was $796 million ($2.75 per diluted common share) for the fourth quarter and $4.0 billion ($13.48 per diluted common share) for the full year 2021. At the same time, the common stock dividend was increased by 50% last year, and there are 7.8% fewer common shares outstanding at the end of the year,” concluded Wilson.

Full Year 2021 Highlights
•Allstate delivered on the 2021 Operating Priorities, which focus on both near-term performance and long-term value creation.

◦Better Serve Customers: Allstate made substantial progress in advancing Transformative Growth initiatives in 2021, including improving the competitive price position in auto insurance through continued cost reductions and pricing sophistication. Distribution was expanded with increased sales through Allstate’s direct channel and National General’s independent agent relationships.

◦Grow Customer Base: Consolidated policies in force grew to 190.9 million in 2021, a 9.8% increase compared to prior year. Property-Liability policies in force increased by 13.7%, driven by expanded customer access from the acquisition of National General and Allstate brand growth. Protection Services policies in force grew to 148.4 million, an 8.9% increase to the prior year, driven by continued expansion in Allstate Protection Plans.

◦Achieve Target Returns on Capital: Adjusted net income return on shareholders’ equity* was 16.9% in 2021, reflecting increased net investment income from strong performance-based results. The Property-Liability combined ratio of 95.9 for the full year increased compared to the prior year, primarily due to higher auto losses. Allstate is responding to higher severity through auto insurance rate increases, ongoing cost reductions and claims loss cost management.

◦Proactively Manage Investments: Net investment income of $3.3 billion in 2021 exceeded prior year by $1.7 billion due to exceptional performance-based results. Total return on the $64.7 billion investment portfolio was 4.4% in 2021, reflecting higher performance-based income and equity returns, partially offset by fixed income valuation declines.

◦Build Long-Term Growth Platforms: Allstate completed the divestiture of the life and annuity businesses in the fourth quarter. National General is meeting or exceeding acquisition performance targets. Protection Services has increased revenues, particularly Protection Plans, Dealer Services and Identity Protection. Arity expanded its telematics and marketing services with LeadCloud, Transparent.ly and Arity IQ.

Fourth Quarter 2021 Results

•Total revenues of $13.0 billion in the fourth quarter of 2021 increased 18.7% compared to the prior year quarter, reflecting higher revenues from the National General acquisition and increased net investment income. Protection Services revenues also increased, reflecting growth at Allstate Protection Plans.

•Net income applicable to common shareholders of $790 million in the fourth quarter of 2021 decreased $1.8 billion compared to the prior year quarter, primarily driven by lower underwriting income, partially offset by higher net investment income.

•Adjusted net income* of $796 million, or $2.75 per diluted share, was below the $1.6 billion generated in the prior year quarter. The decrease reflects higher non-catastrophe losses, unfavorable non-catastrophe reserve reestimates and increased catastrophe losses, partially offset by higher earned premiums.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2021	2020	% / pts Change	2021	2020	% / pts Change
Premiums written	$10,301	$8,609	19.7%	$41,358	$35,768	15.6%
Allstate Brand	8,884	8,382	6.0	35,668	34,796	2.5
National General	1,417	227	NM	5,690	972	NM

Underwriting income (loss)	113	1,423	(92.1)	1,665	4,425	(62.4)
Allstate Brand	174	1,414	(87.7)	1,792	4,491	(60.1)
National General	(62)	12	NM	(21)	75	(128.0)

Recorded combined ratio	98.9	84.0	14.9	95.9	87.6	8.3
Allstate Protection auto	104.3	85.5	18.8	95.4	86.0	9.4
Allstate Protection homeowners	87.1	78.5	8.6	96.8	90.0	6.8

Underlying combined ratio*	91.3	79.1	12.2	86.2	79.4	6.8
Allstate Protection auto	100.2	84.9	15.3	92.5	85.1	7.4
Allstate Protection homeowners	69.6	61.5	8.1	69.6	62.3	7.3
NM = not meaningful

•Property-Liability written premium of $10.3 billion increased 19.7% in the fourth quarter of 2021 compared to the prior year quarter, driven by the addition of National General and Allstate brand growth. The recorded combined ratio of 98.9 generated underwriting income of $113 million compared to $1.4 billion in the fourth quarter of 2020. The 2020 results reflected low auto accident frequency related to the effects of the pandemic.

◦Decreased underwriting income was primarily driven by higher non-catastrophe losses in auto and homeowners insurance and increased non-catastrophe prior year reserve reestimates, partially offset by higher premiums earned. Prior year reserve strengthening of $187 million reflects unfavorable loss development in auto insurance casualty coverages and shared economy business within commercial lines, increasing the combined ratio by 1.8 points.

◦The underlying combined ratio* of 91.3 in the fourth quarter of 2021 was 12.2 points above the prior year quarter, reflecting higher auto and homeowners claims severity due to increased inflationary impacts and increased auto accident frequency.

◦The expense ratio increased by 0.3 points in the fourth quarter of 2021 compared to the prior year quarter as lower advertising expenses were offset by increased amortization of purchased intangibles from the National General acquisition and higher expenses related to guaranty fund assessments and premium taxes.

▪Allstate continues to focus on improving operational flexibility and competitive position through cost reductions. The full year 2021 adjusted expense ratio*, which includes underwriting and claims expenses, improved to 26.0, representing a 0.6-point decline to the prior year and 3.2-point reduction since 2018. The long-term objective is a further reduction of 3 points(1) over the next 3 years.

_____________
(1) A reconciliation of non-GAAP measure to the expense ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of future expenses and targeted reductions as of the reporting date.

◦Allstate Protection auto insurance net written premium increased 16.6% and policies in force increased 16.4% compared to the prior year quarter, driven by the acquisitions of National General and SafeAuto and Allstate brand growth. Allstate brand auto net written premiums increased by 3.0% compared to the prior year quarter.

The recorded auto insurance combined ratio of 104.3 in the fourth quarter of 2021 was 18.8 points above the prior year quarter, and the underlying combined ratio* of 100.2 was 15.3 points above the prior year quarter, primarily due to an increase in the loss ratio. The auto loss ratio increase was driven by higher claim severity from rising inflationary impacts and increased accident frequency as miles driven rebound toward pre-pandemic levels. The fourth quarter was also impacted by 2.1 points of adverse non-catastrophe prior year reserve reestimates and an additional 1.6 points for reserve strengthening for the first three quarters of 2021.

Rising loss costs reflect increased used car prices, higher parts and labor costs, medical inflation, and greater attorney representation. In response, Allstate is taking comprehensive action to improve profitability, including rate increases, reducing expenses and claims loss cost management actions.

◦Allstate Protection homeowners insurance net written premium grew 31.1%, and policies in force increased 7.8% compared to the fourth quarter of 2020, due to the addition of National General and Allstate brand growth. Allstate brand net written premium increased 13.8% compared to the prior year quarter, driven by policies in force growth of 1.5% and an increase in average premiums of 11.0% due to inflation in insured home valuations and implemented rate increases.

The recorded homeowners insurance combined ratio of 87.1 in the fourth quarter of 2021 increased 8.6 points above the prior year quarter, and the underlying combined ratio* of 69.6 increased 8.1 points compared to the fourth quarter of 2020. The increases were primarily driven by higher severity due to inflation in labor and material costs and the inclusion of National General’s results, partially offset by higher average premium.

Protection Services Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2021	2020	% / $ Change	2021	2020	% / $ Change
Total revenues (1)	$606	$497	21.9%	$2,336	$1,892	23.5%
Allstate Protection Plans	314	263	19.4	1,195	965	23.8
Allstate Dealer Services	135	121	11.6	517	477	8.4
Allstate Roadside	61	58	5.2	244	230	6.1
Arity	62	26	138.5	252	107	135.5
Allstate Identity Protection	34	29	17.2	128	113	13.3
Adjusted net income (loss)	$29	$38	$(9)	$179	$153	$26
Allstate Protection Plans	23	32	(9)	142	137	5
Allstate Dealer Services	9	7	2	34	29	5
Allstate Roadside	—	4	(4)	7	12	(5)
Arity	(1)	(2)	1	3	(11)	14
Allstate Identity Protection	(2)	(3)	1	(7)	(14)	7
(1) Excludes net gains and losses on investments and derivatives

•Protection Services revenues increased to $606 million in the fourth quarter of 2021, 21.9% higher than the prior year quarter, and written premium of $716 million increased by 28.1%, primarily driven by Allstate Protection Plans growth. Adjusted net income of $29 million decreased by $9 million compared to the prior year quarter, due to growth investments at Allstate Protection Plans and increased severity at Allstate Roadside.
◦Allstate Protection Plans revenue of $314 million increased $51 million, or 19.4%, compared to the prior year quarter, reflecting increased policies in force. Written premium of $519 million increased 34.8% compared to the prior year quarter, driven by the launch with the Home Depot in the first quarter. Full year written premium of $1.8 billion was 49.1% higher than the prior year and will be earned over the policy period of one to five years, generating future revenue growth. Adjusted net income of $23 million in the fourth quarter of 2021 was $9 million lower than the prior year quarter, driven by strategic investments in partner incentives and advertising, technology and international growth.

◦Allstate Dealer Services revenue of $135 million was 11.6% higher than the fourth quarter of 2020, driven by increased sales and the impact of lower volumes in the fourth quarter of 2020 from impacts of the pandemic. Adjusted net income of $9 million in the fourth quarter was $2 million higher than the prior year quarter.

◦Allstate Roadside revenue of $61 million in the fourth quarter of 2021 increased 5.2% compared to the prior year quarter, as rescue volumes increased compared to the fourth quarter of 2020, which was impacted by the pandemic. Adjusted net income in the fourth quarter of 2021 declined by $4 million compared to the prior year quarter from increased severity due to higher out-of-network costs.

◦Arity revenue of $62 million increased $36 million compared to the prior year quarter, primarily driven by the inclusion of Transparent.ly and LeadCloud as a result of the National General acquisition, and increased device revenue driven by growth in the Allstate brand Milewise® product. Adjusted net loss of $1 million in the fourth quarter of 2021 was comparable to the prior year quarter. Arity continues to expand its data acquisition platform with over 700 billion miles of traffic data being used to serve an increasing number of insurance and third-party application customers.

◦Allstate Identity Protection revenue of $34 million in the fourth quarter of 2021 increased 17.2% compared to the prior year quarter, and policies in force increased by 3.8% to 2.8 million. Adjusted net loss of $2 million in the fourth quarter of 2021 was comparable to the prior year quarter as higher revenue was largely offset by higher expenses.

Allstate Health and Benefits Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2021	2020	% Change	2021	2020	% Change
Premiums and contract charges	$459	$262	75.2%	$1,821	$1,094	66.5%
Employer voluntary benefits	262	262	—	1,031	1,094	(5.8)
Group health	90	—	NM	350	—	NM
Individual health	107	—	NM	440	—	NM
Adjusted net income	48	34	41.2	208	96	116.7

•Allstate Health and Benefits premiums and contract charges increased 75.2% compared to the prior year quarter, primarily due to the addition of group and individual health businesses acquired with National General. The acquisition also generated other revenue of $111 million in the fourth quarter and $359 million in 2021, primarily from administrative fees and commissions on sales of non-proprietary health products. Adjusted net income of $48 million in the fourth quarter of 2021 was $14 million greater than the fourth quarter of 2020 as income from the addition of National General was offset by an increased benefit ratio due to higher life mortality and lower benefit utilization in the prior year quarter.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2021	2020	$ / pts Change	2021	2020	$ / pts Change
Net investment income	$847	$660	$187	$3,293	$1,590	$1,703
Market-based investment income (1)	363	370	(7)	1,424	1,440	(16)
Performance-based investment income (1)	516	314	202	1,980	247	1,733
Net gains on investments and derivatives	266	490	(224)	1,084	1,087	(3)
Change in unrealized net capital gains and losses, pre-tax	(419)	409	NM	(1,771)	1,311	NM
Total return on investment portfolio	1.1%	2.7%	(1.6)	4.4%	7.2%	(2.8)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $64.7 billion portfolio generated net investment income of $847 million in the fourth quarter of 2021, an increase of $187 million from the prior year quarter, driven by higher performance-based income.

◦Market-based investment income was $363 million in the fourth quarter of 2021, a decrease of $7 million, or 1.9%, compared to the prior year quarter as the impact of lower reinvestment rates was largely mitigated by higher average assets under management and prepayment fee income.

◦Performance-based investment income totaled $516 million in the fourth quarter of 2021, an increase of $202 million compared to the fourth quarter of 2020, primarily due to higher private equity investment valuations and gains from sales. Approximately 50% of performance-based income was generated by 10 individual investments in the quarter, and over a 3-, 5- and 10-year time horizon performance-based annual returns have ranged between 12.9% and 14.0%.
◦Net gains on investments and derivatives were $266 million in the fourth quarter of 2021, compared to $490 million in the prior year quarter, primarily due to lower net gains on the valuation of equity investments and the sale of fixed income securities.
◦Unrealized net capital gains decreased $419 million in the fourth quarter of 2021 as higher interest rates resulted in lower fixed income valuations.
◦Total return on the investment portfolio was 1.1% for the quarter and 4.4% in 2021.

◦Ongoing proactive management of the investment portfolio risk and return profile included shortening the fixed income duration from 5.0 to 4.2 years in 2021, primarily during the fourth quarter to reduce exposure to an inflation-driven increase in interest rates.

•Discontinued Operations generated a loss of $321 million in the fourth quarter of 2021, primarily driven by an increase in the loss on disposition associated with the sales of Allstate Life Insurance Company and Allstate Life Insurance Company of New York in the quarter. The total loss on disposition was $4.1 billion in comparison to the original estimate of $4.0 billion.

Proactive Capital Management

“Allstate’s earnings power and proactive capital management support reinvestment in growth and provided excellent cash returns to shareholders,” said Mario Rizzo, Chief Financial Officer. “We closed on the acquisitions of National General for $4 billion and SafeAuto for $262 million in 2021, enhancing our competitive position in personal lines insurance and further increasing market share. We also returned $4.1 billion to common shareholders in 2021 through a combination of $3.3 billion in share repurchases and $885 million of shareholder dividends. This was $1.7 billion greater than the prior year and driven, in part, by the deployable capital generated through the divestiture of our life and annuity businesses,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, February 3. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2021	December 31, 2020
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $41,376 and $40,034)	$42,136	$42,565
Equity securities, at fair value (cost $6,016 and $2,740)	7,061	3,168
Mortgage loans, net	821	746
Limited partnership interests	8,018	4,563
Short-term, at fair value (amortized cost $4,009 and $6,807)	4,009	6,807
Other, net	2,656	1,691
Total investments	64,701	59,540
Cash	763	311
Premium installment receivables, net	8,364	6,463
Deferred policy acquisition costs	4,722	3,774
Reinsurance and indemnification recoverables, net	10,024	7,215
Accrued investment income	339	371
Property and equipment, net	939	1,057
Goodwill	3,502	2,369
Other assets, net	6,086	2,756
Assets held for sale	—	42,131
Total assets	$99,440	$125,987
Liabilities
Reserve for property and casualty insurance claims and claims expense	$33,060	$27,610
Reserve for future policy benefits	1,273	1,028
Contractholder funds	908	857
Unearned premiums	19,844	15,946
Claim payments outstanding	1,123	957
Deferred income taxes	833	382
Other liabilities and accrued expenses	9,296	7,840
Long-term debt	7,976	7,825
Liabilities held for sale	—	33,325
Total liabilities	74,313	95,770
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 281 million and 304 million shares outstanding	9	9
Additional capital paid-in	3,722	3,498
Retained income	53,294	52,767
Treasury stock, at cost (619 million and 596 million shares)	(34,471)	(31,331)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	598	3,180
Unrealized foreign currency translation adjustments	(15)	(7)
Unamortized pension and other postretirement prior service credit	72	131
Total accumulated other comprehensive income	655	3,304
Total Allstate shareholders’ equity	25,179	30,217
Noncontrolling interest	(52)	—
Total equity	25,127	30,217
Total liabilities and equity	$99,440	$125,987

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Revenues
Property and casualty insurance premiums	$10,852	$9,279	$42,218	$37,073
Accident and health insurance premiums and contract charges	459	262	1,821	1,094
Other revenue	587	271	2,172	1,065
Net investment income	847	660	3,293	1,590
Net gains (losses) on investments and derivatives	266	490	1,084	1,087
Total revenues	13,011	10,962	50,588	41,909

Costs and expenses
Property and casualty insurance claims and claims expense	7,804	5,366	29,318	22,001
Shelter-in-Place Payback expense	—	—	29	948
Accident and health insurance policy benefits	269	124	1,015	516
Interest credited to contractholder funds	9	7	34	33
Amortization of deferred policy acquisition costs	1,602	1,382	6,252	5,477
Operating costs and expenses	1,956	1,440	7,260	5,494
Pension and other postretirement remeasurement (gains) losses	(240)	(371)	(644)	(51)
Restructuring and related charges	25	40	170	253
Amortization of purchased intangibles	109	30	376	118
Interest expense	84	80	330	318
Total costs and expenses	11,618	8,098	44,140	35,107

Income from operations before income tax expense	1,393	2,864	6,448	6,802

Income tax expense	281	594	1,289	1,373

Net income from continuing operations	1,112	2,270	5,159	5,429

Income (loss) from discontinued operations, net of tax	(321)	354	(3,593)	147

Net income	791	2,624	1,566	5,576

Less: Net income attributable to noncontrolling interest	(26)	—	(33)	—

Net income attributable to Allstate	817	2,624	1,599	5,576

Less: Preferred stock dividends	27	26	114	115

Net income applicable to common shareholders	$790	$2,598	$1,485	$5,461

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$3.90	$7.38	$17.23	$17.06
Discontinued operations	(1.13)	1.16	(12.19)	0.47
Total	$2.77	$8.54	$5.04	$17.53

Diluted
Continuing operations	$3.84	$7.30	$16.98	$16.84
Discontinued operations	(1.11)	1.15	(12.02)	0.47
Total	$2.73	$8.45	$4.96	$17.31

Weighted average common shares – Basic	285.0	304.3	294.8	311.6
Weighted average common shares – Diluted	289.0	307.6	299.1	315.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with net gains and losses on investments and derivatives but included in adjusted net income
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses and income or loss from discontinued operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended December 31,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$790	$2,598	$2.73	$8.45
Net (gains) losses on investments and derivatives	(266)	(490)	(0.92)	(1.59)
Pension and other postretirement remeasurement (gains) losses	(240)	(371)	(0.83)	(1.21)
Curtailment (gains) losses	—	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	(1)	(1)	—	—
Business combination expenses and the amortization of purchased intangibles	109	30	0.38	0.10
Business combination fair value adjustment	—	—	—	—
(Income) loss from discontinued operations	177	(446)	0.61	(1.45)
Income tax expense (benefit)	227	272	0.78	0.88
Adjusted net income *	$796	$1,592	$2.75	$5.18

	Twelve months ended December 31,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$1,485	$5,461	$4.96	$17.31
Net (gains) losses on investments and derivatives	(1,084)	(1,087)	(3.63)	(3.44)
Pension and other postretirement remeasurement (gains) losses	(644)	(51)	(2.15)	(0.16)
Curtailment (gains) losses	—	(8)	—	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	—	—	—
Business combination expenses and the amortization of purchased intangibles	398	118	1.33	0.37
Business combination fair value adjustment	(6)	—	(0.02)	—
(Income) loss from discontinued operations	3,612	(157)	12.08	(0.50)
Income tax expense (benefit)	272	234	0.91	0.74
Adjusted net income *	$4,033	$4,510	$13.48	$14.29

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2021	2020
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$1,485	$5,461
Denominator:
Beginning Allstate common shareholders’ equity (1)	$28,247	$23,750
Ending Allstate common shareholders’ equity (1)	23,209	28,247
Average Allstate common shareholders’ equity	$25,728	$25,999
Return on Allstate common shareholders’ equity	5.8%	21.0%

($ in millions)	For the twelve months ended December 31,
	2021	2020
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$4,033	$4,510

Denominator:
Beginning Allstate common shareholders’ equity (1)	$28,247	$23,750
Less: Unrealized net capital gains and losses	3,180	1,887
Adjusted beginning Allstate common shareholders’ equity	25,067	21,863

Ending Allstate common shareholders’ equity (1)	23,209	28,247
Less: Unrealized net capital gains and losses	598	3,180
Adjusted ending Allstate common shareholders’ equity	22,611	25,067
Average adjusted Allstate common shareholders’ equity	$23,839	$23,465
Adjusted net income return on Allstate common shareholders’ equity *	16.9%	19.2%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of December 31, 2021, $1,970 million as of December 31, 2020 and $2,248 million as of December 31, 2019.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Combined ratio	98.9	84.0	95.9	87.6
Effect of catastrophe losses	(5.1)	(4.8)	(8.3)	(7.9)
Effect of prior year non-catastrophe reserve reestimates	(1.8)	—	(0.8)	(0.2)
Effect of amortization of purchased intangibles	(0.7)	(0.1)	(0.6)	(0.1)
Underlying combined ratio*	91.3	79.1	86.2	79.4

Effect of prior year catastrophe reserve reestimates	—	—	(0.5)	(1.4)

Allstate Protection - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Combined ratio	104.3	85.5	95.4	86.0
Effect of catastrophe losses	(1.3)	(0.6)	(1.7)	(1.2)
Effect of prior year non-catastrophe reserve reestimates	(2.1)	—	(0.6)	0.3
Effect of amortization of purchased intangibles	(0.7)	—	(0.6)	—
Underlying combined ratio*	100.2	84.9	92.5	85.1

Effect of prior year catastrophe reserve reestimates	—	(0.1)	(0.1)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Combined ratio	87.1	78.5	96.8	90.0
Effect of catastrophe losses	(16.6)	(16.8)	(26.3)	(27.9)
Effect of prior year non-catastrophe reserve reestimates	—	(0.1)	(0.2)	0.2
Effect of amortization of purchased intangibles	(0.9)	(0.1)	(0.7)	—
Underlying combined ratio*	69.6	61.5	69.6	62.3

Effect of prior year catastrophe reserve reestimates	0.1	(0.1)	(1.7)	(5.1)

Underlying expense ratio is a non-GAAP ratio, which is computed as the difference between the expense ratio and the effect of amortization or impairment of purchased intangibles on the expense ratio. We believe that the measure provides investors with a valuable measure of ongoing performance because it reveals trends that may be obscured by the amortization or impairment of purchased intangible assets. Amortization or Impairment of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the expense ratio. The underlying expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
The following tables reconciles the respective expense ratio to the underlying expense ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Expense ratio	25.0	24.7	24.5	26.8
Effect of amortization of purchased intangibles	(0.7)	(0.1)	(0.6)	(0.1)
Underlying expense ratio*	24.3	24.6	23.9	26.7
Adjusted underwriting expense ratio is a non-GAAP ratio, which is computed as the difference between the expense ratio and the effect of advertising expense, restructuring and related charges, amortization or impairment of purchased intangibles and Coronavirus related expenses on the expense ratio. We believe that the measure provides investors with a valuable measure of ongoing performance because it reveals trends that may be obscured by the advertising expense, restructuring and related charges, amortization or impairment of purchased intangibles and Coronavirus related expenses. Advertising expense is excluded as it may vary significantly from period to period based on business decisions and competitive position. Restructuring and related charges are excluded because these items are not indicative of our business results or trends. Coronavirus related expenses are excluded because these items are related to programs offered during the peak of the pandemic that are no longer available. Amortization or impairment of purchased intangible assets is excluded because it relates to the acquisition purchase price. These are not indicative of our business results or trends. A reduction in expenses enables investment flexibility that can drive growth. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the expense ratio. The adjusted underwriting expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
Adjusted expense ratio is a non-GAAP ratio, which is computed as the combination of adjusted underwriting expense ratio and claims expense ratio excluding catastrophe expense. We believe it is useful for investors to evaluate this ratio which is linked to a long-term expense ratio improvement commitment through 2024. The most directly comparable GAAP measure is the expense ratio. The adjusted expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
Coronavirus related expenses includes shelter-in-place payback and special payment plan bad debt expenses.
Claims expense ratio excluding catastrophe expense: Incurred loss adjustment expenses, net of reinsurance, excluding expenses related to catastrophes. These expenses are embedded within the loss ratio.

The following table reconciles the respective underlying expense ratio to the adjusted underlying expense ratio and adjusted expense ratio.

Property-Liability	Twelve months ended December 31,
	2021	2020	2019	2018
Underlying expense ratio*	23.9	26.7	23.9	25.0
Effect of advertising expense	(3.1)	(2.6)	(2.4)	(2.5)
Effect of restructuring and related charges	(0.4)	(0.7)	(0.1)	(0.2)
Effect of Coronavirus related expenses	(0.1)	(2.9)	—	—
Adjusted underwriting expense ratio*	20.3	20.5	21.4	22.3
Claims expense ratio excluding catastrophe expense	5.7	6.1	6.5	6.9
Adjusted expense ratio*	26.0	26.6	27.9	29.2

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